April 22, 2008

1st Home Buy and Sell Ltd.

Dear Sirs:

Re: Consent Of Independent Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form S-1 of 1st Home Buy and Sell Ltd. of our reports dated January 22, 2007, on our audit of the balance sheet of Pacific Coast Development Corp. for the years ended June 30, 2005 and June 30, 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.

We also consent to the reference to our Firm as experts.

Yours truly,

TURCO ROSS & ASSOCIATES

Per: David Curll

TPT/ce